Exhibit 99.1

iGATE Reports 2008 Fourth-Quarter and Year End Results

Delivers strong operating margin growth in a challenging environment

FREMONT, CA – January 21, 2009 – iGATE Corporation, (NASDAQ:IGTE), an integrated technology and operations (iTOPS) company, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Fourth quarter financial highlights

•	Diluted earnings from continuing operations of $0.12 per share, an increase of 64% from the corresponding quarter last year

•	Revenue from continuing operations of $51.5 million compared to $53.6 million made in the corresponding quarter previous year

•	8 new customers added during the quarter

•	6,658 employees as of December 31, 2008; net addition of 251 employees during the quarter

Full year financial highlights

•	Diluted earnings from continuing operations of $0.53 per share, an increase of 158% over last year

•	Revenue from continuing operations of $218.8 million compared to $201.7 million made in the previous year

•	27 new customers added during 2008

“In spite of a challenging business environment, our focus on efficiencies and cost management has helped us to grow operating profit strongly. We believe that the business environment will continue to remain challenging over the next two quarters, but we are confident that our integrated Technology and Operations (iTOPS) outsourcing model will help us win new clients while generating dramatic cost savings for them,” stated Phaneesh Murthy, Chief Executive Officer of iGate Corporation.

Sujit Sircar, Chief Financial Officer of iGATE Corporation stated “Currency fluctuations required a stronger risk management strategy. We recorded an exchange loss for the first time in the fourth quarter of 2008. The current economic condition warrants further cost controls, better working capital management and preservation of cash. This will be our focus for the coming quarters.”

Fourth quarter operating results

Revenue from continuing operations for the quarter was $51.5 million compared to $53.6 million in the same period last year. Gross profit margin improved significantly to 40.5% from 34.4% in the corresponding quarter last year, achieving the company’s stated goal of 40% gross margin.

Operating income for the quarter increased to $7.6 million from $3.9 million in the same period last year. Operating margin has gone up to 14.8% of revenue from 7.3% in the corresponding quarter last year.

Net income from continuing operations increased to $7.0 million, or $0.12 per diluted share, compared to net income of $3.8 million or $0.07 per diluted share in the same period last year.

Full year operating results

Revenue from continuing operations for the year was $218.8 million compared to $201.7 million recorded last year. Gross profit margin improved significantly to 37.6% from 32.3% of last year. The improvement in margin is due to enhanced utilization, increased offshore leverage and a favorable exchange movement.

Operating income for the year increased to $27.7 million from $9.5 million last year. Operating margin has gone up to 12.7% of revenue from 4.7% last year.

Net income from continuing operations increased to $29.3 million, or $0.53 per diluted share, compared to net income of $10.5 million or $0.20 per diluted share last year.

During the year, the company generated operating cash flow of $43.2 million and ended the year with $65.6 million in cash and short-term investments.

Key customer wins and significant projects during the fourth quarter

A leading North American financial conglomerate engaged iGATE to provide insurance and mortgage processing, credit reporting, and other back office processes to the customer under a transaction-based pricing model.

iGATE entered into a multi-year, multi-million dollar iTOPS (integrated Technology and Operations)deal with a government agency in Australia to provide bonds processing and administrative service. The engagement will result in significant cost savings for the client and enhance its customer service by improving the time and quality of delivery.

One of the world’s largest consumer packaged goods companies has awarded a multi-year, multi-million dollar project to iGATE for maintaining its Web properties. iGATE will work with the client to come up with creative and appropriate ways to continuously improve on how the company is represented; and will provide technology support to meet its Web initiatives

iGATE was awarded a contract from a North American financial services company to customize its banking platform and to develop an enterprise-wide regulatory and compliance system that aggregates the company’s proprietary and discretionary positions to meet the reporting requirements of various regulatory bodies.

A leading media conglomerate has engaged iGATE to migrate its back-end systems to Teradata to take advantage of the scalability, parallel processing and fault tolerance of Teradata.

A major European Global 1000 insurance company has engaged iGATE to develop applications to support its core commercial insurance package. Besides cost savings, this will enhance the efficiency of insurance services offered by the customer.

Significant events during the quarter

•	iGATE was ranked No.2 employer across all industries by The Business Today-Mercer-TNS of the Best Companies to Work For

•	Established a new delivery center in Guadalajara, Mexico to provide near-shore iTOPS, IT and BPO services to its US and Latin American clients

•	iGATE achieved the highest rating of CMMI Maturity Level 5 under the Capability Maturity Model Integration (CMMI) Version 1.2 framework

Conference Call and Webcast

iGATE will host a telephonic conference call to discuss the company’s fourth quarter and full year financial results at 11.30am Eastern Time (USA) on Wednesday, January 21, 2009. A live webcast of this conference call will be available on the website mentioned in the invite. The webcast will remain available for replay through January 28, 2009.

About iGATE

iGATE (NASDAQ:IGTE) is the first outsourcing solutions provider to offer a business outcome-based pricing model through a fully integrated technology and operations (iTOPS) structure with global service service delivery. iGATE works with clients to optimize their businesses, secure substantial and sustainable year-on-year cost benefits, tie costs to business needs and results. iGATE provides consulting; IT services; data warehouse; business intelligence solutions; enterprise solutions; BPO/business service provisioning; contact center and infrastructure management services. The company has been assessed at CMMI Level 5, follows Six Sigma methodologies and is COBIT, ISO 9001 and ISO 27001 certified, ensuring the highest levels of quality and data security. iGATE has presences in 12 countries and manages global delivery centers in the United States, Mexico, Australia, Malaysia and India. It is also rated as the No 1 IT employer in India. For more information, please visit www.igate.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2007.

Investor Contact:

Salil Ravindran

+1 510-896-3015

salil.ravindran@igate.com

Media Contact:

Subramanyam Rathnam

+1 510-402-7354

subramanyam.rathnam@igate.com

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31, 2008	December 31, 2007
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,878	$46,655
Short-term investments	34,601	25,295
Accounts receivable, net	40,565	40,247
Prepaid expenses and other current assets	4,184	10,076
Prepaid income taxes	3,300	894
Deferred income taxes	32	407
Receivable from Mastech	742	536
Current assets of discontinued operations	—	15,925

Total current assets	114,302	140,035

Investments in unconsolidated affiliates	—	943
Deposits and other assets	3,986	2,126
Land, building, equipment and leasehold improvements, net	34,490	34,239
Deferred income taxes	5,016	—
Goodwill	29,179	35,773
Intangible assets, net	2,920	1,003
Noncurrent assets of discontinued operations	—	2,679

Total assets	$189,893	$216,798

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,785	$3,846
Accrued payroll and related costs	13,146	13,584
Accrued income taxes	—	631
Deferred income taxes	471	—
Foreign exchange derivative contracts	7,468	—
Other current liabilities	15,898	18,486
Restructuring reserve	271	1,058
Deferred revenue	766	495
Current liabilities of discontinued operations	—	8,318

Total current liabilities	39,805	46,418

Other long-term liabilities	882	536
Foreign exchange derivative contracts, long term	3,134	—
Deferred income taxes	—	7,441

Total liabilities	43,821	54,395

Minority interest	—	6,437

Shareholders’ equity:
Common Stock, par value $0.01 per share	551	546
Additional paid-in capital	173,135	165,757
Retained earnings (deficit)	15,613	(6,026)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive (loss) income	(28,513)	10,403

Total shareholders’ equity	146,072	155,966

Total liabilities and shareholders’ equity	$189,893	$216,798

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars and shares in thousands, except per share data)

(unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2008	2007	2008	2007
Revenues	$51,500	$53,635	$218,798	$201,734
Cost of revenues	30,621	35,183	136,441	136,622

Gross margin	20,879	18,452	82,357	65,112
Selling, general and administrative	11,398	11,173	45,327	42,471
Depreciation and amortization	1,840	2,598	9,348	10,439
Restructuring charge	—	769	—	769
Goodwill impairment	—	—	—	1,950

Income from operations	7,641	3,912	27,682	9,483
Other (expense) income, net	(537)	1,170	2,661	5,940
Minority interest	—	(1,026)	(371)	(2,992)
Loss on venture investments	—	—	—	(193)
Equity in (loss) income of affiliated companies	—	(192)	2	29

Income before income taxes	7,104	3,864	29,974	12,267
Income tax expense	134	18	675	1,767

Income from continuing operations	6,970	3,846	29,299	10,500
(Loss) Income from discontinued operations, net of income taxes	(176)	1,009	1,605	5,085

Net income	$6,794	$4,855	$30,904	$15,585

Net earnings per common share, Basic:
Earnings from continuing operations	$0.13	$0.07	$0.54	$0.20
Earnings from discontinued operations	—	0.02	0.03	0.09

Net earnings—Basic	$0.13	$0.09	$0.57	$0.29

Net earnings per common share, Diluted:
Earnings from continuing operations	$0.12	$0.07	$0.53	$0.20
Earnings from discontinued operations	—	0.02	0.03	0.09

Net earnings—Diluted	$0.12	$0.09	$0.56	$0.29

Weighted average common shares outstanding, Basic	54,157	53,627	53,903	53,333

Weighted average dilutive common equivalent shares outstanding	55,348	54,443	55,451	53,972